Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 of Clear Channel Outdoor Holdings, Inc. filed on April 3, 2006 (Reg. No. 333-132950) and June 11, 2010 (Reg. No. 333-167468) pertaining to the iHeartMedia, Inc. 401(k) Savings Plan, formerly the Clear Channel Communications, Inc. 401(k) Savings Plan, of our report dated June 16, 2015, with respect to the financial statements and schedule of the iHeartMedia, Inc. 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

San Antonio, Texas

June 16, 2015